NEWS RELEASE

Cleveland-Cliffs Declares Dividend on Preferred Stock

CLEVELAND—May 13, 2008—Cleveland-Cliffs Inc (NYSE: CLF) today announced that its Board of Directors has authorized a scheduled dividend payment on the Company’s 3.25 percent redeemable cumulative convertible perpetual preferred stock. A cash payment of $8.125 per share will be payable on July 15, 2008, to preferred stock shareholders of record on July 1, 2008.

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http://www.cpg-llc.com/clearsite/clf/emailoptin.html

Cleveland-Cliffs Inc, headquartered in Cleveland, Ohio, is an international mining company, the largest producer of iron ore pellets in North America and a major supplier of metallurgical coal to the global steelmaking industry. The Company operates six iron ore mines in Michigan, Minnesota and Eastern Canada, and three coking coal mines in West Virginia and Alabama. Cliffs also owns 80 percent of Portman Limited, a large iron ore mining company in Australia, serving the Asian iron ore markets with direct-shipping fines and lump ore. In addition, the Company has a 30 percent interest in the Amapá Project, a Brazilian iron ore project, and a 45 percent economic interest in the Sonoma Project, an Australian coking and thermal coal project.

News releases and other information on the Company are available on the Internet at:
http://www.cleveland-cliffs.com

SOURCE: Cleveland-Cliffs Inc

CONTACT:

Steve Baisden

Director, Investor Relations and Corporate Communications

(216) 694-5280

srbaisden@cleveland-cliffs.com

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